    As filed with the Securities and Exchange Commission on October 15, 1996
                                                     Registration No. _________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    --------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    --------

                      Pollution Research and Control Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                   California
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   95-2746949
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

                 506 Paula Avenue, Glendale, California  91201
                                 (818) 247-7601
        -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Albert E. Gosselin, Jr.
                 506 Paula Avenue, Glendale, California  91201
                                 (818) 247-7601
          ---------------------------------------------------------
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all correspondence to:

                              PATRICIA CUDD, ESQ.
                           Patricia Cudd & Associates
                      50 South Steele Street, Suite #222
                            Denver, Colorado 80209
                           Telephone:  (303) 394-2197

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                          CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                          PROPOSED         PROPOSED MAXI-
     TITLE OF EACH                                         MAXIMUM          MUM AGGREGATE         AMOUNT OF
  CLASS OF SECURITIES                AMOUNT TO         OFFERING PRICE         OFFERING          REGISTRATION
   TO BE REGISTERED                BE REGISTERED        PER SHARE (1)         PRICE (1)              FEE
Common  Stock,
no par value,
underlying Options
(2,815,500 Options) (2)              1,875,000               $1.25            $2,343,750           $  808.19

Common  Stock,
no par value,
underlying Warrants
(1,365,003 Warrants) (2)             1,365,003               $1.25            $1,706,254           $  588.36

Common Stock,
no par value                         1,375,003               $1.25            $1,718,754           $  592.67

TOTAL                                4,615,006                                $5,768,758           $1,989.22

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457 (c), based upon 1,875,000 shares and 1,365,003 shares of Common Stock underlying Options and Warrants, respectively, 1,375,003 shares of Common Stock being offered by Selling Shareholders and the average of the high and low sales prices of the Common Stock on the NASDAQ SmallCap Market System on September 19, 1996, of $1.25.

(2) Issuable upon exercise of the Options or Warrants. Pursuant to Rule 416, the number of shares of Common Stock issuable upon exercise of the Options and Warrants is subject to adjustment in accordance with the anti-dilution provisions of such Options and Warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


                      DOCUMENTS INCORPORATED BY REFERENCE:
Certain exhibits to this Registration Statement on Form S-3 as set forth in the
Exhibit Index located at page 30.

                                   PROSPECTUS

                 4,615,006 SHARES OF COMMON STOCK, NO PAR VALUE

                      POLLUTION RESEARCH AND CONTROL CORP.


        This Prospectus relates to an aggregate of 3,240,003 shares of common stock, no par value per share (the "Common Stock"), underlying the outstanding options (collectively, the "Options") and warrants (collectively, the "Warrants" and, individually, a "Warrant") of Pollution Research and Control Corp. (the "Company") which may be issued upon exercise by the holders of all of the Options and Warrants on or prior to the various expiration dates thereof commencing on June 30, 1997, through January 6, 2002. The Options and the Warrants are exercisable to purchase a total of 1,875,000 shares and 1,365,003 shares of Common Stock, respectively. This Prospectus also relates to a total of 1,375,003 shares of Common Stock; 1,000,003 of which shares were purchased collectively by eleven of the fourteen Warrantholders as part of units (collectively, the "Units" and, individually, a "Unit"), each Unit consisting of one share of Common Stock and one Warrant exercisable to purchase one share of Common Stock, 350,000 of which shares were acquired simultaneously with Warrants by the holder of Warrants exercisable to purchase an aggregate of 300,000 shares of Common Stock and 25,000 of which shares were issued upon the exercise of warrants by a former warrantholder. The holders of Options or Warrants who exercise such Options or Warrants, the Warrantholders who received shares of Common Stock as part of the Units, one Warrantholder who also purchased shares of Common Stock and one shareholder who received shares upon the exercise of warrants previously, are hereinafter collectively referred to as the "Selling Shareholders." Information regarding the Selling Shareholders is set forth in this Prospectus under "Selling Security Holders." Information regarding the holders of the Options and Warrants and the circumstances under which they may exercise their respective Options and Warrants so as to acquire the underlying shares of Common Stock, are set forth herein under "Description of Securities."

        The Options are exercisable by the holders thereof at prices ranging from $.55 to $1.50 and the Warrants are exercisable by the holders thereof at prices in a range from $1.00 to $2.00. The Options and Warrants were issued by the Company on various dates commencing in May 1991 through September 1996. After the exercise of the Options and the Warrants and with respect to the shares of Common Stock included in the Units and received by two shareholders, one of whom purchased shares of Common Stock and Warrants together and the other of whom exercised his warrants previously, said shares of Common Stock may be offered and sold to the public from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors to the Selling Shareholders, in each case in open market transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at prices then prevailing on the NASDAQ SmallCap Market System at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required at the time of a particular offer of Common Stock by the Selling Shareholders, a supplement to this Prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.

        The Selling Shareholders reserve the sole right to accept and, together with any agent of the Selling Shareholders, to reject in whole or in part any proposed purchase of the shares of Common Stock. The Selling Shareholders will pay any sales commissions or other seller's compensation applicable to such transactions. The Selling Shareholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act. (See "Plan of Distribution.") This Prospectus also covers such additional shares of Common Stock as may be issuable to the Selling Shareholders in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

        The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. Prior to such sale of 3,240,003 shares of Common Stock, however, the Company will have received up to a maximum of $1,828,800 ($.55 to $1.50 per share) from the exercise of the Options and up to a maximum of $1,562,003 ($1.00 to $2.00 per share) from the exercise of the Warrants referred to above. If all of the Options and Warrants are exercised on or before their respective expiration dates on June 30, 1997, through January 6, 2002, the Company would receive gross proceeds aggregating $3,390,803 in cash.

         The Company has agreed to pay all costs of the registration of the shares of Common Stock underlying the Options and Warrants and otherwise being offered by the Selling Shareholders. Such costs, fees and disbursements are estimated to be approximately $31,075.

         SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES OF COMMON STOCK.

         The Company's Common Stock is traded over-the-counter and is quoted on the NASDAQ SmallCap Market System under the symbol "PRCC." On September 19, 1996, the last sale price of the Common Stock on the NASDAQ SmallCap Market System was $1.25.
                                  __________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                                  __________

               The date of this Prospectus is October   , 1996.

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . .     5
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Market Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
Selling Security Holders  . . . . . . . . . . . . . . . . . . . . . . . . . .    14
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23


                             AVAILABLE INFORMATION

         The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

        The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the shares of Common Stock underlying the Options and Warrants and otherwise being offered hereby by the Selling Shareholders. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 1996, and the Current Reports on Form 8-K dated May 31 and June 19, 1996, as amended, which were previously filed with the Commission (File No. 0-14266), are incorporated by reference in this Prospectus and the Registration Statement of which it is a part.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or verbal request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be addressed to: Secretary, Pollution Research and Control Corp., 506 Paula Avenue, Glendale, California 91201; telephone number (818) 247-7601.

                                  THE COMPANY

         The Company primarily designs, manufactures and markets electronic analytical instruments used to detect and measure various types of air pollution, such as "acid rain," "ozone depletion" and "smog episodes" through its wholly-owned subsidiary, Dasibi Environmental Corp. The Company's products are generally used to measure air pollution levels in geographic areas which range in size from small industrial sites to entire states or countries. The Company also supplies computer-controlled calibration systems that verify the accuracy of its instruments, data loggers to collect and manage pollutant information and final reporting software for remote centralized applications. The Company's instruments have been sold during the past three years to over 300 customers worldwide, including industrial manufacturers; federal, state, city, local and foreign governmental agencies; major industrial companies; and educational and research institutions in over 30 countries. These customers use the Company's products principally for environmental protection compliance programs.

         The Company intends to continue its sales growth by adapting its existing technologies for new pollution measurement applications and acquiring or developing new related technologies. The Company intends to expand its market share by concentrating a large portion of its marketing efforts in foreign countries, particularly the Peoples' Republic of China.

        In June 1996, the Company acquired all of the issued and outstanding common stock of two private companies, one of which, Nutek, Inc. ("Nutek"), a Florida corporation, has been engaged in the design, manufacture and marketing of electrical and instrument control panels used in utility plant and pulp and paper mill automation and other industrial process applications for approximately twenty-five years and the other of which, Logan Medical Devices, Inc. ("LMD"), is a start-up Colorado corporation which applies the Company's technology to the design and manufacture of non-invasive medical instrumentation used in asthma diagnostic and treatment applications. Although LMD intends to seek, it does not at this time have, clearance from the U.S. Food and Drug Administration for full-scale marketing of its medical instrumentation in the United States. The Company presently derives approximately 30% and 5% of its total revenue from sales of Nutek's and LMD's products, respectively.

         The Company's principal executive offices are located at 506 Paula Avenue, Glendale, California 91201, and its telephone number is (818) 247-7601.

         The Company's Common Stock is traded in the over-the-counter market and reported on the NASDAQ SmallCap Market System under the symbol "PRCC."


                                  THE OFFERING

Being Offered by Selling Shareholders . . . . . . . .  4,615,006 shares of Common Stock

  Upon Exercise of the Options  . . . . . . . . . . .  1,875,000 shares of Common Stock

  Upon Exercise of the Warrants . . . . . . . . . . .  1,365,003 shares of Common Stock

                                USE OF PROCEEDS

        The Company will receive no proceeds from the sale of the shares of Common Stock underlying the Options and the Warrants and otherwise being offered by the Selling Shareholders, but will receive proceeds upon the exercise of the Options and Warrants. If all of the outstanding Options and Warrants are exercised at exercise prices in a range from $.55 to $2.00 per Option or Warrant, the proceeds to the Company will be approximately $3,390,803. The Company will use the proceeds from the exercise of the Options and Warrants for the following purposes:

               Application                       Amount         Percent
        -------------------------              ----------       -------
        Working Capital                        $1,390,803        41.0%

        Research and Development*               1,000,000        29.5%

        Marketing                               1,000,000        29.5%
                                               ----------       ------

                                               $3,390,803       100.0%

_________________

        *To be used to accelerate two research and development projects, one of which, the development of an innovative continuous emission monitoring system, is in the prototype stage and the other of which involves the development of a flue gas purification system.

                                  RISK FACTORS

        Prospective investors should consider carefully, in addition to the other information contained in and incorporated into this Prospectus and the Registration Statement of which it is a part, the following factors before purchasing the shares of Common Stock offered hereby.

        1. Liquidity. The Company has experienced cash shortages from time to time preventing it from paying its operating expenses on a timely basis or forcing management to raise funds from private sources for equity or debt financing or, if available, bank loans. The Company has historically financed operations through bank borrowings and the issuance of Common Stock in both public and private offerings. Working capital, on a consolidated basis, at June 30, 1996, was $2,927,595 for the Company and its wholly-owned subsidiaries, Nutek and LMD, acquired in June 1996. The Company has no sources of financing presently except the proceeds of this offering and its bank line of credit in the amount of $300,000. Any amounts borrowed bear interest at the prime rate plus 2% per annum and are due and owing on June 3, 1997. The sum of $250,000 is outstanding as of the date hereof. While the Company is presently seeking to increase its bank line of credit, there can be no assurance that such an increase can be obtained when and if the Company experiences working capital shortages in the future. The sum of $1,390,803, representing 41.0% of the maximum amount of the proceeds which may be received by the Company upon the exercise of the Options and Warrants by the Selling Shareholders, has been allocated for working capital for general corporate purposes. This funding, which is not assured, will result in the dilution of the equity of existing shareholders upon the issuance of shares of Common Stock to the Selling Shareholders who exercise their Options or Warrants. If additional funding is required, it may not be available upon terms acceptable to the Company and/or the Company may be required to forego a substantial interest in its revenues or further dilute the equity of existing shareholders.

        2. Increase in Net Loss and Net Loss Per Share. While the Company's net revenue increased marginally (approximately 7.0%) from $5,128,527 for fiscal 1994 to $5,515,505 for fiscal 1995, the Company's net loss ($(597,318)) and net loss per share ($(.09)) for fiscal 1995 increased significantly as compared to the net loss ($(101,737)) and net loss per share ($(.01)) for fiscal 1994. These increases in the Company's net loss were principally attributable to an approximate 7% decrease in gross margin, an approximate 5% increase in selling, general and administrative expenses and the $164,605 loss on the Company's joint venture with LMD. The results of the Company's operations from its primary business of designing, manufacturing and marketing automated continuous monitoring instruments used in the detection and measurement of air pollution and, particularly, the gross margin on its products, continue to be adversely affected by competitive price pressures in the air pollution instrumentation industry. The Company's gross profit margin has continued to decrease from 45% to 41% to 34% of net revenues in each of fiscal years 1993, 1994 and 1995, respectively. In response to these significant, continuous competitive price pressures for the Company's instruments, the Company has been forced to continue its policy of lowering its domestic and foreign bids, thus reducing the profit margin on the bids awarded to the Company. Further, the Company's efforts, commenced in the third quarter of fiscal 1994, to implement certain measures to reduce its operating expenses, suspend major new product development and scale back the improvement or modification of existing technologies have continued in response to these unabated competitive price pressures. Further measures to reduce fixed expenses were implemented by the Company in March 1996 in the form of its participation in the Mexican Maquiladora program, initially, for all production labor associated with the Company's backlog. The Company realized a significant increase in net revenues in the amount of $1,929,848 and net income in the sum of $221,646 for the quarter ended June 30, 1996, as compared to $1,434,302 in net revenues and $19,519 in net income for the quarter ended June 30, 1995, and net revenues in the sum of $3,558,894 and net income in the amount of $480,801 for the six months ended June 30, 1996, as compared to $2,903,344 in net revenues and $155,510 in net income for the six months ended June 30, 1995. Although the Company experienced a significant improvement in revenues and profits in the three- and six-month periods ended June 30, 1996, primarily because of the acquisition of Nutek, there can be no assurance that revenues and profits will not decline in the future.

        3. Significant Additional Debt Resulting From Recent Acquisitions of Nutek and LMD; Profitability of Acquisitions Not Assured. Effective as of June 19, 1996, the Company acquired all of the issued and outstanding shares of common stock, $1.00 par value per share, of Nutek, a privately-held Florida corporation, and effective as of June 25, 1996, the Company acquired all of the issued and outstanding shares of common stock, $.01 par value per share, of LMD which, in turn, acquired all of the issued and outstanding one pound ordinary shares of Logan Research Ltd. ("LRL"), a private United Kingdom company limited by shares. The purchase price for Nutek, an approximately twenty-five year old manufacturer of electrical and instrument control panels for utility plant and pulp and paper mill automation and other industrial process control applications, was approximately $1,929,669, approximately $315,184 (inclusive of acquisition costs) of which was paid by the Company in cash, approximately $1,285,069 of which represented asset-based financing based on Nutek's assets by an unaffiliated lender, $150,000 of which was financed by the sellers and the balance of which purchase price was miscellaneous debt incurred or assumed by the Company. Additionally, the Company granted options exercisable to purchase an aggregate of 340,000 shares of Common Stock of the Company at an exercise price minimally above the bid price for the Common Stock on the date of grant, in connection with the acquisition of Nutek. LMD, a Colorado corporation, is essentially a start-up company engaged in the manufacture of medical instrumentation for non-invasive asthma diagnostic applications. The Company's and LMD's acquisitions of LMD and LRL, respectively, involved the payment by the Company of approximately $284,000 in cash (inclusive of acquisition costs), $250,000 of which was received by LMD; LMD's issuance of promissory notes aggregating $300,000 in principal amount to the former shareholders of LRL; and the issuance by the Company of options exercisable to purchase an aggregate of 600,500 shares of the Company's Common Stock in exchange for the shares of common stock of LMD not already owned by the Company. While the Company reported its acquisition of Nutek on the Current Report on Form 8-K, as amended, dated June 19, 1996, the balance sheet and operating results of LMD and LRL were not deemed to be material to the consolidated financial position or operations of the Company. There can be no assurance that the above-described acquisitions by the Company of Nutek and LMD will prove to be profitable or that the Company will be capable of operating the combined entities in a manner so as to ensure timely service of the sizable debt totaling approximately $1,614,485 and $300,000 incurred and/or assumed by the Company and LMD, respectively, in order to effect the business combinations.

        4. Reliance on One Product Line; Dependence on Major Types of Customers. Approximately 29% of the Company's revenues are derived from the sale of its line of ozone monitors, a decrease of approximately 16% since the Company's purchase of Nutek and LMD. Any substantial decrease in demand for this product could have a material adverse effect upon the business of the Company. During the fiscal years ended December 31, 1995 and 1994, sales to one and two multi-customer overseas distributors represented 16% and 24% of net sales, respectively. While there has been no significant change in recent years in the percentage of revenue contributed by foreign and domestic government agencies (approximately 45%), foreign distributors (approximately 45%) and industrial companies and research facilities (10%), a significant loss in the number of government agencies, industrial companies or research agencies which typically purchase the Company's instruments could have a material adverse effect on the Company.

        5. Risks of New Product Line. As part of its expansion strategy, the Company intends to enter the market for continuous emission monitoring systems ("CEMS"), or air pollution instrumentation systems, although it is extremely competitive and the Company's competitors in such market have substantially greater experience and financial resources than the Company. Until recently, the Company's products were not applicable to the source instrumentation market. However, because of new governmental regulations requiring greater accuracy and dilution conditioning as a standard (reducing pollution concentrations to the parts per billion level) for source instrumentation involving a CEMS, the Company's products are now applicable. The Company is not currently able to offer customers a CEMS because it does not manufacture the additional equipment needed to complete the system. The Company commenced a research and development program in July 1992 for the purpose of developing an innovative CEMS which is currently in the prototype stage of development. The sum of $1,000,000 (29.5%) of the proceeds which may be received by the Company from the exercise by the Selling Shareholders of their Options or Warrants, the receipt of which funding is not assured, has been allocated by the Company for the continuation of the development of an innovative CEMS or any other research and development activities. While the Company does not require EPA approval of any of its instruments in order to complete a CEMS, there can be no assurance that the Company's efforts to enter the CEMS market will be successful.

        6. Governmental Approval. The Company must obtain approval by the U.S. Environmental Protection Agency ("EPA") of new air pollution monitoring instruments it produces before such instruments can be sold in the United States. Currently, all air pollution monitoring instruments that the Company sells in the United States have received EPA approval. However, if the Company were to invest in the development of new air pollution monitoring instruments in the future that did not receive approval of the EPA, the Company would not be able to sell such instruments in the United States and such inability could have an adverse effect on the Company's business. With the exception of West Germany, no foreign country requires governmental approval of air pollution monitoring instruments. While the Company's ozone and carbon monoxide monitors have received the approval of the West German equivalent of the EPA, the sulfur dioxide monitor is currently being tested.
The failure to receive such approval for the Company's other air pollution monitoring instrument(s) would have a material adverse effect on the Company's business efforts in West Germany. The U.S. Food and Drug Administration
("FDA") regulates the development, testing, manufacture and marketing of medical devices, including the non-invasive medical device used in asthma diagnostic and treatment applications presently being manufactured and marketed outside the United States by LMD. Full-scale marketing of this device within the United States therefore must be preceded by clearance from the FDA following successful completion of clinical evaluation programs. Compliance with FDA regulations is expected to consume substantial amounts of time, may be expensive and may preclude LMD from operating profitably or without additional financial assistance from the Company. Further, there can be no assurance that LMD will ultimately be successful in obtaining FDA clearance for its medical instrumentation.

         7. Dependence On Legislation and Regulation. The majority of the products developed and manufactured by the Company monitor air pollutants in accordance with standards established generally by federal, state, local and foreign governmental agencies. Changes in legislation or regulations or a relaxation of standards determined by such agencies could adversely affect the market for the Company's products. In 1982 and 1983, the Company experienced a decrease in demand for its products which it attributes to a relaxation in such standards by the federal government.

         8. Competition. Management believes that the Company is the smallest competitor in the ambient air pollution instrumentation market. There are other established firms in the same field, both in the United States and in foreign countries, which have substantially greater experience and financial and personnel resources than does the Company. Furthermore, unlike a number of its principal competitors, the Company is presently unable to offer its customers a CEMS. Therefore, it is subject to the effects of better-financed competitors and their research and development efforts, and price discounting. The Company competes on the basis of technical advances in its products and its reputation among customers as a quality provider of products and services and, to a lesser extent, on the basis of price. Although the Company is not aware of any other company that competes with it in all of its product lines, all of its competitors have resources substantially greater than those of the Company. There are also smaller companies that specialize in a limited number of the types of products manufactured by the Company. The Company's primary competitors in the domestic market are Thermo Instrument Systems, Inc. ("Thermo Instrument Systems"), and Monitor Labs, Inc. ("Monitor Labs"). In the foreign market, the Company's primary competitors are Thermo Instrument Systems, Monitor Labs and Kimoto Instruments Co. of Japan. All of the Company's competitors also offer a wider range of equipment, monitoring additional pollutants, than does the Company. Although Nutek has engaged in business for the past approximately twenty-five years prior to its acquisition by the Company in June 1996, the Company expects that Nutek will face intense competition from the numerous well-established, large and mid-sized suppliers of the electrical and instrument control panels and other products, such as electronic and graphic display systems, sheetmetal enclosures and printed circuit boards, which it manufactures. The Company further anticipates that LMD will encounter competition from one or more competitors, any of which are likely to be far better capitalized than LMD, in the event that it succeeds, no assurance of which can be made, in obtaining clearance from the U.S. Food and Drug Administration for its non-invasive medical device used in asthma diagnostic and treatment applications.

         9. Technological Obsolescence; Limited Research and Development. The markets served by the Company are characterized by rapid technological advances, downward price pressure in the marketplace as technologies mature, changes in customer requirements and frequent new product enhancements. The Company's business requires substantial ongoing research and development efforts and expenditures, and its future success will depend on its ability to enhance its current products, reduce product costs and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements. The Company's failure to anticipate or respond adequately to technological development or introduction could result in a loss of anticipated future revenues and impair the Company's competitiveness. In the past, the Company has actively engaged in research and development in order to produce new products. A total of 29.5% of the proceeds to be received by the Company upon the exercise of the Options and Warrants, of which there is no assurance, has been allocated for the continuation of the Company's two ongoing research and development projects involving the development of an innovative CEMS and a flue gas purification system. The Company spent only $79,898 of its own funds on research and development, including the foregoing projects, in the six-month period ended June 30, 1996, as compared to $117,983 spent during the identical period in fiscal 1995 (an approximate one-third decrease). Research and development costs were $238,345 in 1995 as compared to $235,953 in 1994.

        10. Risks of Foreign Sales. During the last three fiscal years, foreign sales have represented approximately 55% to 70% of the Company's total revenue and are expected to represent a significant portion of the Company's future sales, including sales of Nutek's and LMD's products. Foreign sales are subject to numerous risks, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, inconsistent product regulation by foreign agencies or governments, the imposition of product tariffs and the burdens of complying with a wide variety of international and U.S. export laws and differing regulatory requirements. To date, the Company's foreign sales have been transacted in U.S. dollars only. To the extent, however, that future foreign sales are transacted in a foreign currency, the Company would be subject to the risk of losses due to foreign currency fluctuations and difficulties associated with accounts receivable collection.

        11. Reliance on Certain Suppliers. While the Company manufactures many components and subsystems for use in its products and, with the acquisition of Nutek, the Company will no longer be dependent upon outside sources for printed circuit boards, other components, including packaging materials, integrated circuits, microprocessors and minicomputers, are purchased from unaffiliated suppliers. The Company is generally not dependent upon any one supplier for any raw material or component which it purchases, and currently there are available alternative sources for such raw materials and components. The Company is currently dependent, however, on a limited number of vendors with respect to the availability and quality of certain key instrument components, such as lamps. A vendor's inability to supply these components to the Company in a timely fashion, or to the Company's satisfaction, can affect the Company's ability to deliver its instruments on time.

        12. Limited Marketing Capability. The Company's success depends in large part upon its ability to identify and adequately penetrate the markets for its products. As compared to the Company, most of its competitors have much larger budgets for marketing, advertising and promotion. Proceeds in the amount of $1,000,000 (29.5%) from the exercise of Options or Warrants by the Selling Shareholders, the receipt of which cannot be assured, has been allocated for marketing. This amount of additional funding would nevertheless be insufficient to enable the Company to undertake a comprehensive national or foreign marketing and advertising campaign. The Company has historically lacked the financial, personnel and other resources required to compete with its larger, better-financed competitors in marketing its instruments. While the Company expects to realize certain economics of scale in areas such as marketing through its recent acquisitions of Nutek and LMD, management nevertheless anticipates that the results of the operations of Nutek and LMD may also be adversely affected by the Company's limited marketing capability.

        13. Dependence on Key Personnel. Management believes that the Company's success depends in part upon its ability to attract and/or retain highly skilled management, technical and marketing personnel. Loss of the services of Albert E. Gosselin, Jr., President, Chief Executive Officer and Chairman of the Board of Directors of the Company, could adversely affect the development of the Company's business and its ability to realize or sustain profitable operations. Further, loss of the services of Ronald Bruce Logan-Sinclair, President and Chief Executive Officer of LMD and LRL, could cause the loss to the Company of the approximately $284,000 paid in June 1996 in connection with the acquisitions of LMD and LRL. However, Mr. Gosselin, together with Cynthia L. Gosselin, the Company's Chief Financial Officer, have employment contracts with the Company and Mr. Logan-Sinclair has an employment agreement with LMD and LRL. The Company does not maintain key-man life insurance on any of its personnel.

        14. Limited Protection of Intellectual Property and Proprietary Rights. The Company regards all or portions of the designs and technologies incorporated into its products as proprietary and attempts to protect them with a combination of trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. It has generally been the Company's policy to proceed without patent protection since it is management's belief that the disclosure requirements of the federal patent laws provide competitors with easy access to the secrets of rapidly changing technology. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain and use to the Company's detriment information which the Company regards as proprietary. Moreover, the laws of some foreign countries do not afford the same protection to the Company's proprietary rights as do U.S. laws. There can be no assurance, therefore, that any of these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

         15. Absence of Products Liability Insurance. The Company does not maintain products liability insurance since it does not perceive a risk of liability to which it may be exposed. Management has no present intention of modifying this policy despite the recent acquisitions of LMD or LRL because the activities of these companies are presently limited to the manufacture and marketing of a medical device used in non-invasive asthma diagnostic applications which, in any event, will require clearance from the U.S. Food and Drug Administration prior to full-scale commercial marketing within the U.S. The Company has never had a products liability claim; however, in the event that the Company experiences a material liability as a result of a products liability claim, such a liability could have a material adverse effect on the Company.

         16. Possible Volatility of Stock Price. The trading price of the Company's Common Stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the air pollution monitoring industry in which the Company competes and other events or factors. In addition, in recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the Common Stock. In addition, sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the future trading price of the Common Stock. (See "MARKET INFORMATION.")

         17. Possible Dilutive Effect of Outstanding Warrants and Options. As of the date hereof, there are an aggregate of 3,240,003 shares of Common Stock reserved for issuance upon the exercise of outstanding Options and Warrants currently exercisable at prices in a range from $.55 to $2.00. To the extent that the trading price of the Common Stock at the time of the exercise of any such Options and Warrants exceeds the exercise price, such exercise will have a dilutive effect on the Company's shareholders. In connection with the purchase by Neil C. Sullivan of 350,000 shares of the Company's Common Stock and a warrant exercisable to purchase 300,000 shares of Common stock at an exercise price of $1.00 per share through September 20, 1999 (see "DESCRIPTION OF SECURITIES - Miscellaneous Warrants"), the Company has undertaken to amend this Prospectus, as required, in order to maintain an effective registration statement to cover the offer and sale of the Common Stock issued to Mr. Sullivan or issuable upon the exercise of the Warrant granted to him, during the period of three years from the effective date of the Registration Statement of this Prospectus forms a part. The cost to the Company of maintaining such registration could be substantial and could adversely affect the Company's ability to obtain financing.

         18.     Dividend Policy.   The Company plans to retain earnings for the
purpose of expanding business opportunities and does not believe it will pay dividends to its shareholders in the foreseeable future. Investors should refrain from purchasing the shares of Common Stock offered hereby if they anticipate the need for immediate or future income from dividends. (See "DESCRIPTION OF SECURITIES - Capital Stock - Common Stock.")

                              PLAN OF DISTRIBUTION

         The shares of Common Stock may be offered and sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. The Selling Shareholders will act independently of the Company in making determinations with respect to the timing, manner and size of each offer or sale. Such sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions.

         The Selling Shareholders may sell shares of Common Stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the shares of Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the over-the-counter market. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Shareholders and/or commissions from purchasers of shares of Common Stock for whom they may act as agent. The Selling Shareholders and any broker-dealers or agents which participate in the distribution of Common Stock by them might be deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         In offering the shares of Common Stock, the Selling Shareholders and any broker-dealers and any other participating broker-dealers which execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         Rule 10b-2 under the Exchange Act prohibits persons who are participating in or financially interested in a distribution of securities from making payments to another person for the solicitation of a third party to purchase the securities that are the subject of the distribution, except that Rule 10b-2 does not apply, among other exceptions, to brokerage transactions not involving the solicitation of customer orders. Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

         The public offering of the Common Stock by the Selling Shareholders will terminate on the date on which all shares of Common Stock offered hereby have been sold by the Selling Shareholders, or on such earlier date on which the Company files a post-effective amendment which de-registers all shares of Common Stock then remaining unsold.

         The Company will pay certain expenses incidental to the offering and sale of the shares of Common Stock to the public estimated to be approximately $31,075. The Company will not pay for, among other expenses, selling expenses, underwriting discounts or fees and expenses of counsel for the Selling Shareholders.

         To the extent required at the time a particular offer of Common Stock by the Selling Shareholders is made, a supplement to this Prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.

         The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.


                               MARKET INFORMATION

        The Company's Common Stock is traded over-the-counter and reported on the NASDAQ SmallCap Market System under the symbol "PRCC." Set forth below are the high and low closing bid quotations in the over-the-counter market for the Common Stock as reported by the relevant market makers for fiscal years 1995 and 1994 and the quarters ended March 31 and June 30, 1996. The high closing bid quotation (which was identical to the low closing bid quotation) in the over-the-counter market reported by the relevant market makers on September 19, 1996, was $1.25 for the Common Stock. Quotations represent inter-dealer quotations, without adjustment for retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                         Fiscal 1996                 Fiscal 1995                Fiscal 1994
Quarter Ended        High Bid    Low Bid         High Bid    Low Bid        High Bid    Low Bid
-------------        -------------------         -------------------        -------------------
Common Stock:
March 31               $ .69     $ .62             $ .69       $.62          $2.38       $1.50
June 30                 1.67      1.44               .91        .59           1.95        1.25
September 30                                        1.22        .62           1.25         .75
December 31                                          .88        .56            .78         .44

         As of September 19, 1996, the approximate number of shareholders of record of the Company's Common Stock was 1,100. The Company has never paid or declared any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future.

         The Company cannot predict the market price for the Common Stock upon the commencement or the completion of this offering. Since the market for the Company's Common Stock is thinly traded, the exercise of the Warrants and Options and sales of the underlying shares of Common Stock could cause the Common Stock to trade at levels lower than would otherwise be anticipated.

                            SELLING SECURITY HOLDERS

         Of the 4,615,006 shares of Common Stock being offered hereby, 2,000,006 shares of Common Stock, including 1,000,003 shares underlying Warrants exercisable at an exercise price of $1.00 per share through June 14, 1999, are being offered collectively by eleven individuals who purchased Units, each Unit consisting of one share and one Warrant, in the Company's private placement completed in June 1996. An additional 1,300,000 shares of Common Stock underlying options exercisable during the period from January 31, 1997, through May 29, 2000, at exercise prices of $.94 or $1.25 per share may be offered by Liviakis Financial Communications, Inc., an affiliate of one Unitholder, and Robert B. Prag, another Unitholder who serves as an officer of Liviakis Financial Communications, Inc. Of the balance of 1,315,000 shares of Common Stock being offered, (i) 650,000 shares of Common Stock, including 300,000 shares underlying Warrants exercisable through September 20, 1999, at an exercise price of $1.50 per share, are being offered by Neil C. Sullivan; (ii) 465,000 shares of Common Stock underlying options exercisable at exercise prices of $4.55 or $1.10 during exercise periods through May 31, 2000 or May 20, 2001, are being offered collectively by five of the six executive officers and/or directors of the Company, a 7.2% shareholder of the Company and the Company President's mother-in-law; (iii) a total of 75,000 shares of Common Stock underlying three options exercisable at an exercise price of $1.38 per share as to 25,000 shares each through June 30, 1997, 1998 and 1999, respectively, are being offered by Randy Foy, an employee of the Company; (iv) an aggregate of 25,000 shares underlying options exercisable through June 28, 2000, at an exercise price of $.63 per share are being offered by three Company employees, including Kimberly Chiu, Mike Chu and Tolly Smith; and (v) 10,000 shares of Common Stock underlying options exercisable through March 31, 1999, at an exercise price of $.68 per share are being offered by Phil Huss, a Company consultant. The balance of a total of 90,000 shares of Common Stock being offered, including 60,000 shares underlying Warrants exercisable on or prior to August 31, 1998, at an exercise price of $1.70 per share may be offered by The Equity Group, Inc., 5,000 shares of Common Stock underlying Warrants exercisable at an exercise price of $2.00 per share through November 7, 1998, may be offered by Edward G. Lowell and 25,000 shares are being offered by Michael Young, a shareholder who exercised his Warrants previously. The Company will not receive any of the proceeds of the offering of such shares of Common Stock by Selling Shareholders; however, the Company will have received proceeds of up to a maximum of $3,390,803 from the exercise of all of the Options and Warrants prior to the sale of an aggregate of 3,240,003 underlying shares of Common Stock. The table below indicates the name of each Selling Shareholder, any material relationship he or she has had to the Company within the last three years, the number and percentage of shares of Common Stock owned by the Selling Shareholder prior to this offering, the number of shares being offered for sale by the shareholder and the number of shares of Common Stock and the percentage of the total shares of Common Stock outstanding that will be held if all shares offered are sold. (See "Description of Securities - Options" and "- Private Placement Warrants" and "Miscellaneous Warrants.")

                                                             Shares                               Shares
                                                             Owned                    Shares      Owned
                                   Relationship             Prior to                  Being       After
Selling Shareholders                to Company              Offering     Per Cent    Offered     Offering     Per Cent
--------------------                ----------              --------     --------    -------     --------     --------
Private Placement
Warrantholders
--------------
John Ann Hochkiss . . . . .                                  583,334(1)    6.6        583,334      -0-          -0-
David Firestone . . . . . .                                  333,334(1)    3.8        333,334      -0-          -0-
Irawan Onggara  . . . . . .                                  333,334(1)    3.8        333,334      -0-          -0-
John M. Liviakis  . . . . .                                  133,335(1)(2) 1.5        133,334      -0-          -0-

                                                            Shares                                Shares
                                                            Owned                     Shares      Owned
                                   Relationship            Prior to                   Being       After
Selling Shareholders                to Company             Offering     Per Cent     Offered     Offering     Per Cent
--------------------                ----------             --------     --------     -------     --------     --------

Robert B. Prag  . . . . . .                                133,334(1)(3)  1.5        133,334       -0-          -0-
Robert S. London  . . . . .                                133,334(1)     1.5        133,334       -0-          -0-
Shawn Cady  . . . . . . . .                                 83,334(1)      *          83,834       -0-          -0-
Donald Carstens . . . . . .                                 83,334(1)      *          83,334       -0-          -0-
Ling Nen Chuan  . . . . . .                                 83,334(1)      *          83,334       -0-          -0-
Sanibel Capital Corporation                                 83,334(1)      *          83,334       -0-          -0
Donna Sizemore  . . . . . .                                 16,666(1)      *          16,666       -0-          -0-
Michael Young . . . . . . .                                 25,000         *          25,000       -0-          -0-

Miscellaneous
Warrantholders
--------------

Neil C. Sullivan  . . . . .                                650,000(4)     7.3        650,000       -0-          -0-
The Equity Group, Inc.  . .                                 60,000(5)      *          60,000       -0-          -0-
Edward G. Lowell  . . . . .                                  5,000(6)      *           5,000       -0-          -0-

Optionholders
-------------

Albert E. Gosselin, Jr. . .   President, Chief Executive   551,335(7)     6.3        170,000     381,335       3.2
                                Officer, Chairman of the
                                Board of Directors,
                                Director
Gary L. Dudley  . . . . . .     Director                    85,000(8)      *          85,000      -0-          -0-
Lee N. Sion . . . . . . . .                                619,000(9)     7.2         50,000     569,000       4.8
Craig E. Gosselin . . . . .     Director                    45,000(10)     *          40,000       5,000        *
Cynthia L. Gosselin . . . .     Chief Financial Officer     96,305(10)     *          40,000      56,305        *
Marcia A. Snith . . . . . .     Director                   101,280(10)    1.2         40,000      61,280        *
Margaret Jones  . . . . . .                                 40,000(10)     *          40,000      -0-          -0-
Randy Foy . . . . . . . . .                                 75,000(11)     *          75,000      -0-          -0-
Kimberly Chiu . . . . . . .                                 10,000(12)     *          10,000      -0-          -0-
Mike Chu  . . . . . . . . .                                 10,000(12)     *          10,000      -0-          -0-
Phil Huss . . . . . . . . .                                 10,000(13)     *          10,000      -0-          -0-
Tolly Smith . . . . . . . .                                  5,000(12)     *           5,000      -0-          -0-

---------------

* Indicates ownership of less than one per cent.

(1) Fifty per cent of the number of shares of Common Stock shown represents shares underlying Warrants exercisable to purchase one share each through June 14, 1999, at an exercise price of $1.00 per share included in Units, each Unit consisting of one Warrant and one share of Common Stock, purchased by the eleven individuals named in the Company's private placement completed in June 1996. (See "Description of Securities - Private Placement Warrants.")

(2) Does not include 750,000 shares and 225,000 shares of Common Stock underlying Warrants exercisable at per share exercise prices of $.94 and $1.25, respectively, during the period from January 31, 1997, through May 29, 2000, granted to Liviakis Financial Communications, Inc., pursuant to the Consulting

    Agreement, as amended, between the Company and Liviakis Financial Communications, Inc. (See "Description of Securities - Options")

(3) Does not include 250,000 shares and 75,000 shares of Common Stock underlying Warrants exercisable at per share exercise prices of $.94 and $1.25, respectively, during the period from January 31, 1997, through May 29, 2000, granted to Robert B. Prag, Senior Vice President of Liviakis Financial Communications, Inc., pursuant to the Consulting Agreement, as amended, between the Company and Liviakis Financial Communications, Inc. (See "Description of Securities - Options")

(4) Includes 300,000 shares of Common Stock underlying Warrants exercisable at an exercise price of $1.50 per share through September 20, 1999, issued to Neil C. Sullivan together with 350,000 shares of the Company's Common Stock, pursuant to the letter agreement dated September 20, 1996. (See "Description of Securities - Miscellaneous Warrants.")

(5) Represents 60,000 shares underlying Warrants exercisable on or prior to August 31, 1998, at an exercise price of $1.70 per share. (See "Description of Securities - Miscellaneous Warrants.")

(6) Represents 5,000 shares of Common Stock underlying Warrants exercisable at an exercise price of $2.00 per share through November 7, 1998. (See "Description of Securities - Miscellaneous Warrants.")

(7) Includes 50,000 shares of Common Stock underlying options exercisable at an exercise price of $.55 par share through May 28, 2001, and 120,000 shares underlying options exercisable through January 6, 2002, at an exercise price of $1.10 per share; does not include 123,000 shares underlying options exercisable during the four-year period commencing January 7, 1998, through January 6, 2002, at an exercise price of $1.10 per share, granted in connection with the Company's agreement to acquire the common stock of LMD which it did not already own or any of the shares of Common Stock beneficially owned by Mr. Gosselin's adult children, including Cynthia L. and Craig E. Gosselin, as to which he and his wife disclaim beneficial ownership. (See "Description of Securities - Options.") Albert E. Gosselin, Jr., and his wife, Barbara L. Gosselin, Secretary and a director of the Company, hold their shares of the Company's Common Stock as community property and exercise joint voting and investment power with respect to such shares.

(8) Includes 45,000 shares of Common Stock underlying options exercisable through May 28, 2001, at an exercise price of $.55 per share and 40,000 shares underlying options exercisable on or prior to January 6, 2002, at an exercise price of $1.10 per share; does not include 20,000 shares underlying options exercisable during the period commencing January 7, 1998, through January 6, 2002, at an exercise price of $1.10 per share granted in connection with the Company's agreement to acquire certain shares of common stock of LMD. (See "Description of Securities - Options.")

(9) Includes 50,000 shares of Common Stock underlying options exercisable at an exercise price of $.55 per share on or prior to May 28, 2001; does not include 37,500 shares underlying options, granted in connection with the Company's agreement to acquire certain shares of common stock of LMD, exercisable during the period of four years commencing January 7, 1998, through January 6, 2002, at an exercise price of $1.10 per share. (See "Description of Securities - Options.")

(10) Includes 40,000 shares underlying options exercisable through May 31, 2000, at an exercise price of $1.10 per share; does not include 20,000 shares underlying options exercisable at an exercise price of $1.10 per share during the period commencing January 7, 1998, through January 6, 2002. (See "Description of Securities - Options.")

(11) Represents shares underlying three options to purchase an aggregate of 75,000 shares of the Company's Common Stock at an exercise price of $1.38 per share exercisable as to 25,000 shares each through June 30, 1997, 1998 and 1999, respectively, by Randy Foy, an employee of the Company. (See "Description of Securities - Options.")

(12) Represents shares underlying options exercisable through June 28, 2000, at an exercise price of $.63 per share by a Company employee.

(13) Represents shares of Common Stock underlying options exercisable at an exercise price of $.68 per share through March 31, 1999, by Phil Huss, a Company consultant.

                           DESCRIPTION OF SECURITIES


Capital Stock

         The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, no par value per share (the "Common Stock"), and 20,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").
         Common Stock. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares of Common Stock. Cumulative voting in the election of directors is permitted; however, cumulative voting may occur only if a shareholder announces his intention to cumulate his votes prior to the voting, in which case all shareholders may cumulate their votes. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. All shares of the Company's Common Stock issued and outstanding are fully-paid and nonassessable. Holders of the shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock, as may be declared by the Board of Directors out of funds legally available therefor. As of September 19, 1996, there were 8,524,565 shares of Common Stock issued and outstanding held of record by 1,100 shareholders. The Common Stock is traded over-the-counter and reported on the NASDAQ SmallCap Market System under the symbol "PRCC."
         Holders of shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and currently intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of the Company.

Preferred Stock

         Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established by the Board of Directors, except that no holder of Preferred Stock shall have preemptive rights. The Company has no outstanding Preferred Stock, and the Board of Directors does not plan to issue any for the foreseeable future unless the issuance thereof shall be in the best interests of the Company.

Options

         On May 28, 1991, the Company granted options exercisable on or prior to May 28, 2001, to purchase an aggregate of 145,000 shares of Common Stock at an exercise price of $.55 per share to the following individuals, as follows: (i) Lee Sion - 50,000 shares; (ii) Albert E. Gosselin, Jr. - 50,000 shares; and
(iii) Gary Dudley - 45,000 shares. Mr. Sion and Mr. Gosselin, together with his wife, are the record owners of approximately 7.2% and 6.3% (including the aforementioned options), respectively, of the issued and outstanding shares of the Company's Common Stock and Messrs. Gosselin and Dudley are executive officers and/or directors of the Company. The terms and conditions of the options are more fully described in the Stock Option Agreements dated May 28, 1991, with the respective optionees named hereinabove, copies of which are incorporated herein by reference to Exhibits 10.13 through 10.15 to the Company's Transition Report on Form 10-K for the transition period ended June 30, 1991. The foregoing brief description of certain provisions of the options is qualified in its entirety by the more detailed provisions of the Stock Option Agreements.

        On June 29, 1995, the Company granted options exercisable on or prior to June 28, 2000, to purchase an aggregate of 185,000 shares of Common Stock at an exercise price of $.63 per share to the following individuals, as follows: (i) Albert E. Gosselin, Jr. - 40,000 shares; (ii) Cynthia L. Gosselin - 20,000 shares; (iii) Barbara L. Gosselin - 20,000 shares; (iv) Gary L. Dudley - 20,000 shares; (v) Marcia Smith - 20,000 shares; (vi) Craig E. Gosselin - 20,000 shares; (vii) Keith Gosselin - 20,000 shares; (viii) Mike Chu - 10,000 shares;
(ix) Kimberly Chiu - 10,000 shares; and (x) Tolly Smith - 5,000 shares. Mr. Craig E. Gosselin and Mesdames Cynthia L. Gosselin, Barbara L. Gosselin and Marcia Smith, in addition to Messrs. Albert E. Gosselin, Jr., and Gary L. Dudley, are all executive offices and/or directors of the Company. Messrs. Keith Gosselin, Chu and Smith and Ms. Chiu are all employees of the Company. On May 31, 1996, the Company cancelled all of the above-described options except for the options granted to Messrs. Chu and Smith and Ms. Chiu. The terms and conditions of the options granted to the aforementioned Company employees, which were not cancelled, are more fully described in the Option Agreements dated June 29, 1995, with Messrs. Chiu and Smith and Ms. Chiu; copies of which are incorporated herein by reference to Exhibits 4.47 through 4.49 to the Company's Registration Statement on Form S-3 (Registration No. 33-60035) filed June 7, 1995.

        The Company has three options outstanding exercisable by Randy Foy, an employee of the Company, at an exercise price of $1.38 per share, to purchase an aggregate of 75,000 shares of Common Stock of the Company. The options, each of which is exercisable to purchase 25,000 shares of Common Stock, expire on June 30, 1997, 1998 and 1999, respectively. The foregoing brief description of these options is qualified in its entirety by reference to the more detailed provisions of each Option and/or Option Agreement, dated as of July 1, 1994, 1995 and 1996, respectively, copies of which are incorporated herein by reference to Exhibits 4.37 and 4.50 to the Company's Registration Statement on Form S-3 (Registration No. 33-60035) filed June 7, 1995, and Exhibit 4.47 to the Registration Statement on Form S-3 of which this Prospectus forms a part.

        The Company granted an option to Phil Huss on April 1, 1996, exercisable to purchase an aggregate of 10,000 shares of the Company's Common Stock on or prior to March 31, 1999, at an exercise price of $.68 per share. The foregoing brief description of certain provisions of the option is qualified in its entirety by the more detailed provisions of the Option to Purchase 10,000 shares of Common Stock of Pollution Research and Control Corp. and the Option Agreement, copies of which are incorporated herein by reference to Exhibit 4.11 to the Company's Registration Statement on Form S-3 of which this Prospectus is a part.

        Effective as of May 30, 1996, the Company entered into the Consulting Agreement, as amended, with Liviakis Financial Communications, Inc., pursuant to which it has granted options to Liviakis Financial Communications, Inc., and Robert B. Prag, Senior Vice President of Liviakis Financial Communications, Inc., exercisable to purchase an aggregate of 1,300,000 shares of the Company's Common Stock during the period from January 31, 1997, through May 29, 2000. Of these options, Liviakis Financial Communications, Inc., holds options exercisable to purchase an aggregate of 750,000 shares, and 225,000 shares, of Common Stock at exercise prices of $.94 and $1.25, respectively, and Mr. Prag holds options exercisable to purchase 250,000 shares and 75,000 shares at exercise prices of $.94 and $1.25, respectively. The terms and conditions of these options are more fully described in the Consulting Agreement, Amendment and Second Amendment to Consulting Agreement, Non-Qualified Stock Option Agreements and Amendments to Non-Qualified Stock Option Agreements, copies of which are incorporated herein by reference to Exhibits 4.12 through 4.18 to this Registration Statement on Form S-3. The more detailed provisions of these agreements and amendments qualify the foregoing brief description of these options in its entirety.

        Effective as of June 1, 1996, the Company granted options exercisable at an exercise price of $1.10 per share through May 31, 2000, to purchase an aggregate of 320,000 shares of its Common Stock to five of the six executive officers and/or directors of the Company and Margaret Jones, the mother-in-law of the Company's President, as follows: (i) Albert E. Gosselin, Jr. - 120,000 shares; (ii) Gary L. Dudley - 40,000 shares; (iii) Craig E. Gosselin - 40,000 shares; (iv) Cynthia L. Gosselin - 40,000 shares; (v) Marcia A. Smith -
40,000 shares; and (vi) Margaret Jones - 40,000 shares. Albert E. Gosselin, Jr., and Cynthia L. Gosselin are executive officers and directors of the Company and Gary L. Dudley, Marcia A. Smith and Craig E. Gosselin are Company directors. The terms and conditions of the options are more fully described in the Options and Option Agreements, dated as of June 1, 1996, with the respective optionees named in this paragraph above, copies of which are incorporated herein by reference to Exhibits 4.19 through 4.24 to the Registration Statement of which this Prospectus forms a part. The more detailed provisions of said Options and Option Agreements qualify in its entirety the foregoing brief description of certain provisions thereof.

Private Placement Warrants

        On or about June 15, 1996, the Company completed a private placement to a total of eleven purchasers of an aggregate of 1,000,003 Units, each Unit consisting of one share of Common Stock and one Warrant exercisable to purchase one share of Common Stock at an exercise price of $1.00 per share, during the three year period from June 14, 1996, through June 14, 1999. The seven holders of the Warrants, together with the number of shares of the Company's Common Stock issuable upon the exercise of each Warrant, include the following: (i) John Ann Hotchkiss - 291,667 shares; (ii) David Firestone - 166,667 shares;
(iii) Irawan Onggara - 166,667; (iv) John M. Liviakis - 66,667 shares; (v) Robert S. London - 66,667 shares; (vi) Robert B. Prag - 66,667 shares; (vii) Shawn Cady - 41,667 shares; (viii) Donald Carstens - 41,667 shares; (ix) Ling Nen Chuan - 41,667 shares; (x) Sanibel Capital Corporation - 41,667; and (xi) Donna Sizemore - 8,333 shares. The following description of the Warrants is a brief summary of certain provisions of the Warrants and is qualified in its entirety by the more detailed provisions of the Warrant Agreements and Warrants to Purchase Shares of Common Stock of Pollution Research and Control Corp., copies of which are incorporated herein by reference to Exhibits 4.25 through
4.46 to the Form S-3 Registration Statement of which this Prospectus is a part.

        The Warrants provide that the shares of Common Stock, when issued upon the exercise of the Warrants in accordance with the terms thereof, will be fully-paid and nonassessable. The Warrants contain provisions that protect the holders thereof against dilution by adjustment, among other things, of the exercise price and/or the number of shares of Common Stock and/or other securities or property issuable upon exercise of the Warrants upon the occurrence of certain events, such as a stock or other dividend or distribution, stock split, subdivision or combination, capital reorganization or reclassification or merger, consolidation or sale of the Company's assets substantially as an entirety. The holder of a Warrant will not possess any rights as a shareholder of the Company unless and until he exercises his Warrant.

Miscellaneous Warrants

        The Company, on September 20, 1996, sold 350,000 shares of Common Stock and a Warrant exercisable over a period of three years through September 20, 1999, to purchase an aggregate of 300,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, to Neil C. Sullivan. Except for the foregoing, the terms and conditions of the Warrant granted to Mr. Sullivan are identical to those of the Warrants included in the Company's June 1996 private placement of Units, a brief summary of certain provisions of which is set forth under "Description of Securities - Private Placement Warrants" immediately hereinabove. In connection with the sale of the Common Stock and the Warrant to Mr. Sullivan, the Company agreed to an undertaking to amend this Prospectus, as required, in order to maintain an effective registration statement to cover the offer and sale of any of the shares of Common Stock received by him or any shares issued upon the exercise of the Warrant granted to him for a period of three years from the effective date of the Registration Statement of which this Prospectus forms a part. The provisions of Mr. Sullivan's Warrant are set forth in their entirety in the letter agreement and Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp., copies of which are incorporated herein by reference to Exhibits 4.48 and 4.49 to the Form S-3 Registration Statement of which this Prospectus is a part. The foregoing brief description of Mr. Sullivan's Warrant is qualified in its entirety by the more detailed provisions of the letter agreement and Warrant.


        On August 31, 1993, the Company granted to The Equity Group Inc., a public relations firm, a warrant exercisable on or prior to August 31, 1998, to purchase 60,000 shares of the Company's Common Stock at an exercise price of $1.70 per share. On November 8, 1993, the Company granted a warrant exercisable on or prior to November 7, 1998, to purchase 5,000 shares of the Company's Common stock at an exercise price of $2.00 per share, to Mr. Edward G. Lowell. The brief descriptions of certain provisions of the warrants set forth hereinabove are qualified in their entirety by the more detailed provisions of the warrants, copies of which are incorporated herein by reference to Exhibits
4.29 and 4.36 to the Company's Registration Statement on Form S-3 (Registration No. 33-60035) filed June 7, 1995.

Transfer Agent, Registrar and Warrant Agent

         OTR, Inc., 1130 Southwest Morrison, Suite #250, Portland, Oregon 97205, is the Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Warrants.

                                LEGAL MATTERS

         Certain legal matters in connection with the validity of the issuance of the shares of Common Stock being offered hereby will be passed upon for the Company by Patricia Cudd & Associates, 50 South Steele Street, Suite #222, Denver, Colorado 80209. Patricia Cudd, Esq., sole proprietor of Patricia Cudd & Associates, owns options exercisable to purchase a total of 40,000 shares of the Company's Common Stock at an exercise price of $1.10 per share during the period of four years from January 7, 1998, through January 6, 2002. The shares of Common Stock underlying Ms. Cudd's options are not included in the shares of Common Stock covered by the Registration Statement of which this Prospectus forms a part.

                                    EXPERTS

         The financial statements of the Company are incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995. Such financial statements have been audited by Greenberg & Jackson, an Accountancy Corporation, independent auditors, as stated in their report which is incorporated herein by reference.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemized statement of the expenses incurred in connection with this Registration Statement and the issuance and distribution of the shares of Common Stock being registered hereby. All such expenses will be paid by the Company.

         Securities and Exchange Commission registration fee  . . . . . .  $ 2,384
         NASD fee . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1,191
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . .  $12,500
         Accounting fees and expenses . . . . . . . . . . . . . . . . . .  $ 3,000
         Blue sky fees and expenses . . . . . . . . . . . . . . . . . . .  $ 4,000
         Transfer agent fees and expenses . . . . . . . . . . . . . . . .  $ 3,000
         Printing, electronic filing and engraving expenses . . . . . . .  $ 3,000
         Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . .  $ 2,000
                                                                           -------
         TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $31,075


All of the above items except the Securities and Exchange Commission registration and NASD fees are estimates.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation, as amended, provide for (i) the elimination of directors' liability for monetary damages for certain breaches of their fiduciary duties to the Company and its shareholders as permitted by California law; and (ii) permit the indemnification by the Company to the fullest extent under California law. At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought. Section 317 of the California Corporations Code, as amended, provides for the indemnification of the officers, directors and controlling persons of a corporation as follows:

         "(a)    For the purposes of this section, "agent" means any person who is or was a director officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (3) of subdivision (e).

         (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor, an action brought under Section 9243, or an action brought by the Attorney General pursuant to Section 9230) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

         (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation, or brought under
Section 9243, or brought by the Attorney General pursuant to Section 9230, to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if the person acted in good faith, in a manner in which such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. No indemnification shall be made under this subdivision:

                 (1) In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of such person's duty to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall determine;

                 (2) Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

                 (3) Of expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval unless it is settled with the approval of the Attorney General.

         (d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

         (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in either subdivision (b) or (c) by:

                 (1) A majority vote of a quorum consisting of directors who are not parties to such proceedings;

                 (2) Approval of the members (Section 5034), with the persons to be indemnified not being entitled to vote thereon; or

                 (3) The court in which such proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is approved by the corporation.

         (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this section.

         (g) No provision made by a corporation to indemnify its or its subsidiary's directors or officers for the defense of any proceeding, whether contained in the articles, bylaws, a resolution of members or directors, an agreement or otherwise, shall be valid unless consistent with this section. Nothing contained in this section shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise.

         (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (3) of subdivision
(e), in any circumstances where it appears that:

                 (1) It would be inconsistent with a provision of the articles, bylaws, a resolution of the members or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                 (2) It would be inconsistent with any condition expressly imposed by a court in approving a settlement.

         (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this section; provided, however, that a corporation shall have no power to purchase and maintain such insurance to indemnify any agent of the corporation for a violation of Section 9243.

         (j) This section does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such trustee, investment manager or other fiduciary to the extent permitted by subdivision (f) or Section 207."


ITEM 16. EXHIBITS.

         The Exhibit Index commences on page 26.


ITEM 17. UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that the undertakings set forth in paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Glendale, State of California, on September 24, 1996.

Date:    September 24, 1996         POLLUTION RESEARCH AND CONTROL CORP.


                                    By: /s/ Albert E. Gosselin, Jr.
                                            ----------------------------------
                                            Albert E. Gosselin, Jr.,
                                            President, Chief Executive Officer
                                            and Chairman of the Board of
                                            Directors




                               POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert E. Gosselin, Jr., and Cynthia L. Gosselin, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Date:   September 24, 1996              /s/ Albert E. Gosselin, Jr.
                                        --------------------------------------------
                                        Albert E. Gosselin, Jr., President, Chief
                                        Executive Officer and Chairman of the Board
                                        of Directors (Principal Executive Officer)


Date:   September 24, 1996              /s/ Cynthia L. Gosselin
                                        --------------------------------------------
                                        Cynthia L. Gosselin, Chief Financial Officer
                                        (Principal Financial and Accounting Officer)


Date:   September 24, 1996              /s/ Barbara L. Gosselin
                                        --------------------------------------------
                                        Barbara L. Gosselin, Director

Date:     September 24, 1996            /s/  Gary L. Dudley
                                        --------------------------------------
                                        Gary L. Dudley, Director



Date:     September 24, 1996            /s/  Marcia Smith
                                        --------------------------------------
                                        Marcia Smith, Director



Date:     September 24, 1996            /s/  Craig E. Gosselin
                                        -------------------------------------
                                        Craig E. Gosselin, Director

                                 EXHIBIT INDEX

         The following Exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.


 ITEM
NUMBER                                    DESCRIPTION
------          ---------------------------------------------------------------

4.1*            Stock Option Agreement, dated May 28, 1991, between Pollution
                Research and Control Corp. and Lee Sion. (Incorporated herein by reference to Exhibit 10.14 to the Transition Report on Form 10-K for the transition period ended June 30, 1991.)

4.2*            Stock Option Agreement, dated May 28, 1991, between Pollution
                Research and Control Corp. and Albert E. Gosselin, Jr.
                (Incorporated herein by reference to Exhibit 10.15 to the Transition
                Report on Form 10-K for the transition period ended June 30,
                1991.)

4.3*            Stock Option Agreement, dated May 28, 1991, between Pollution
                Research and Control Corp. and Gary L. Dudley. (Incorporated herein by reference to Exhibit 10.13 to the Transition Report on Form 10-K for the transition period ended June 30, 1991.)

4.4*            Pollution Control and Research Corp. Common Stock Purchase
                Warrant for the Purchase of 60,000 Shares of The Equity Group
                Inc. dated August 31, 1993. (Incorporated herein by reference to Exhibit 4.29 to the Registration Statement on Form S-3
                (Registration No. 33-60035) of Pollution Research and Control
                Corp., filed June 7, 1995.)

4.5*            Warrant to Purchase 5,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Edward G. Lowell dated November 8,
                1993. (Incorporated herein by reference to Exhibit 4.36 to the Registration Statement on Form S-3 (Registration No. 33-60035) of Pollution Research and Control Corp., filed June 7, 1995.)


4.6*            Option to Purchase 25,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Randy Foy dated as of July 4,
                1994. (Incorporated herein by reference to Exhibit 4.37 to the Registration Statement on Form S-3 (Registration No. 33-60035) of Pollution Research and Control Corp., filed June 7, 1995.)

4.7*            Option to Purchase 10,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Mike Chu dated as of June 29,
                1995. (Incorporated herein by reference to Exhibit 4.47 to the Registration Statement on Form S-3 (Registration No. 33-60035) of Pollution Research and Control Corp., filed June 7, 1995.)

4.8*            Option to Purchase 10,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Kimberly Chiu dated as of June 29,
                1995. (Incorporated herein by reference to Exhibit 4.48 to the Registration Statement on Form S-3 (Registration No. 33-60035) of Pollution Research and Control Corp., filed June 7, 1995.)

4.9*            Option to Purchase 5,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Tolly Smith dated as of June 29,
                1995. (Incorporated herein by reference to Exhibit 4.49 to the Registration Statement on Form S-3 (Registration No. 33-60035) of Pollution Research and Control Corp., filed June 7, 1995.)

4.10*           Option to Purchase 25,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Randy Foy dated as of July 1,
                1995. (Incorporated herein by reference to Exhibit 4.50 to the Registration Statement on Form S-3 (Registration No. 33-60035) of Pollution Research and Control Corp., filed June 7, 1995.)

4.11           Option to Purchase 10,000 Shares of Common Stock of Pollution
               Research and Control Corp. issued to Phil Huss; Option Agreement, dated as of April 1, 1996, between Pollution Research and Control
               Corp. and Phil Huss.

4.12           Consulting Agreement dated as of May 30, 1996, between Pollution
               Research and Control Corp. and Liviakis Financial
               Communications, Inc.

4.13 Non-Qualified Stock Option Agreement dated as of May 30, 1996, between Pollution Research and Control Corp. and Liviakis
               Financial Communications, Inc.

4.14 Non-Qualified Stock Option Agreement dated as of May 30, 1996, between Pollution Research and Control Corp. and Robert B. Prag.

4.15           Amendment to Non-Qualified Stock Option Agreement dated July 31,
               1996, between Pollution Research and Control Corp. and Liviakis
               Financial Communications, Inc.

4.16           Amendment to Non-Qualified Stock Option Agreement dated July 31,
               1996, between Pollution Research and Control Corp. and Robert
               B. Prag.

4.17           Amendment to Consulting Agreement dated 5/30/96 between Pollution
               Research and Control Corp. and Liviakis Financial
               Communications, Inc., dated July 31, 1996.

4.18           Second Amendment to Consulting Agreement dated 5/30/96 between
               Pollution Research and Control Corp. and Liviakis Financial
               Communications, Inc., dated as of August 28, 1996.


4.19           Option to Purchase 120,000 Shares of Common Stock of Pollution
               Research and Control Corp. issued to Albert E. Gosselin; Option
               Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Albert E. Gosselin.

4.20           Option to Purchase 40,000 Shares of Common Stock of Pollution
               Research and Control Corp. issued to Gary L. Dudley; Option
               Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Gary L. Dudley.

4.21           Option to Purchase 40,000 Shares of Common Stock of Pollution
               Research and Control Corp. issued to Craig E. Gosselin; Option
               Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Craig E. Gosselin.

4.22           Option to Purchase 40,000 Shares of Common Stock of Pollution
               Research and Control Corp. issued to Cynthia L. Gosselin; Option
               Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Cynthia L. Gosselin.

4.23           Option to Purchase 40,000 Shares of Common Stock of Pollution
               Research and Control Corp. issued to Marcia Smith; Option
               Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Marcia Smith.

4.24           Option to Purchase 40,000 Shares of Common Stock of Pollution
               Research and Control Corp. issued to Margaret Jones; Option
               Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Margaret Jones.

4.25           Purchase Agreement, dated as of June 14, 1996, between Pollution
               Research and Control Corp. and John Ann Hotchkiss.

4.26           Warrant to Purchase 291,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to John
               Ann Hotchkiss.

4.27           Purchase Agreement, dated as of June 14, 1996, between Pollution
               Research and Control Corp. and David Firestone.

4.28           Warrant to Purchase 166,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to David
               Firestone.

4.29           Purchase Agreement, dated as of June 14, 1996, between Pollution
               Research and Control Corp. and Irawan Onggara.

4.30           Warrant to Purchase 166,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to Irawan
               Onggara.

4.31           Purchase Agreement, dated as of June 14, 1996, between Pollution
               Research and Control Corp. and John M. Liviakis.

4.32           Warrant to Purchase 66,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to John
               M. Liviakis.

4.33           Purchase Agreement, dated as of June 14, 1996, between Pollution
               Research and Control Corp. and Robert S. London.

4.34           Warrant to Purchase 66,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to Robert
               S. London.

4.35           Purchase Agreement, dated as of June 14,1996, between Pollution
               Research and Control Corp. and Robert B. Prag.

4.36           Warrant to Purchase 66,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to Robert
               B. Prag.

4.37           Purchase Agreement, dated as of June 14, 1996, between Pollution
               Research and Control Corp. and Shawn Cady.

4.38           Warrant to Purchase 41,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to Shawn
               Cady.

4.39           Purchase Agreement, dated as of June 14, 1996, between Pollution
               Research and Control Corp. and Donald Carstens.

4.40           Warrant to Purchase 41,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued Lo Donald
               Carstens.

4.41           Purchase Agreement, dated as of June 14, 1996, between Pollution
               Research and Control Corp. and Ling Nen Chuan.

4.42           Warrant to Purchase 41,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to Ling
               Nen Chuan.

4.43           Purchase Agreement, dated as of June 14, 1996, between Pollution
               Research and Control Corp. and Sanibel Capital Corporation.

4.44           Warrant to Purchase 41,667 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to
               Sanibel Capital Corporation.

4.45           Purchase Agreement, dated as of June 14,1996, between Pollution
               Research and Control Corp. and Donna Sizemore.

4.46           Warrant to Purchase 8,333 Shares of Common Stock of Pollution
               Research and Control Corp., dated June 15, 1996, issued to Donna
               Sizemore.

4.47           Option to Purchase 25,000 Shares of Common Stock of Pollution
               Research and Control Corp. issued to Randy Foy; Option Agreement, dated as of July 1, 1996, between Pollution Research and Control
               Corp. and Randy Foy.


4.48           Letter Agreement, dated as of September 20, 1996, between
               Pollution Research and Control Corp. and Neil C. Sullivan.

4.49           Warrant to Purchase 300,000 Shares of Common Stock of Pollution
               Research and Control Corp., dated September 20, 1996, issued to
               Neil C. Sullivan.

5.0             Opinion and Consent of Patricia Cudd & Associates.

23.1            Consent of Patricia Cudd & Associates (included in Exhibit 5.0 hereto).

23.2 Consent of Greenberg & Jackson, an Accountancy Corporation, independent auditors.

25.0            Power of Attorney (included on the signature page hereto).

------------------
*Previously filed.